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                                                                   Exhibit 99

GRIFFIN ANNOUNCES COMPLETION OF THE SALE OF THE WHOLESALE CENTERS OF NURSERY BUSINESS

NEW YORK, NEW YORK (January 26, 2001) Griffin Land & Nurseries, Inc. ("Griffin") announced that it had completed the previously announced sale of the wholesale sales and service centers of Imperial Nurseries, Inc. ("Imperial"), Griffin's subsidiary in the landscape nursery business, to Shemin Nurseries, Inc. ("Shemin"). The net cash proceeds, after estimated expenses from the sale, are approximately $19.0 million, subject to adjustment based on determination of actual working capital at the time of closing. In addition to the cash payment, Griffin received an ownership interest and representation in Shemin's continuing combined business. Griffin's estimated after tax profit on the sale is expected to be approximately $6.0 million. The sale agreement also provides for Imperial's growing operations to continue to supply product, for a three year period, to the wholesale sales and service centers that were sold to Shemin.

     Griffin operates landscape nursery and real estate businesses and has a 35% equity investment in Centaur Communications, Ltd., a privately held publisher in the United Kingdom. The common stock is traded under the symbol GRIF on the Nasdaq National Market.

     FORWARD-LOOKING STATEMENTS:
     THIS PRESS RELEASE INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALTHOUGH GRIFFIN BELIEVES THAT ITS PLANS, INTENTIONS AND EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH PLANS, INTENTIONS OR EXPECTATIONS WILL BE ACHIEVED. THE PROJECTED INFORMATION DISCLOSED HEREIN IS BASED ON ASSUMPTIONS AND ESTIMATES THAT, WHILE CONSIDERED REASONABLE BY GRIFFIN AS OF THE DATE HEREOF, ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE AND REGULATORY UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF GRIFFIN.